Exhibit 99.1

HERITAGE OAKS BANCORP DECLARES $0.08 CASH DIVIDEND

Paso Robles, CA - July 24, 2006 — Heritage Oaks Bancorp (Nasdaq: HEOP), parent company of Heritage Oaks Bank, today announced that on July 21, 2006, its Board of Directors declared the company’s first quarterly cash dividend. The cash dividend of $0.08 per common share will be payable on August 25, 2006, to shareholders of record on August 11, 2006.

“After paying a special cash dividend of $0.25 per share in May 2006, we have elected to begin paying quarterly cash dividends to give our shareholders a regular return on their investment,” said Dr. B. R. Bryant, Chairman. “Initiating a quarterly cash dividend demonstrates our continued confidence in Heritage Oaks’ long-term prospects.”

In addition, on July 21, 2006, the Board of Directors adopted a resolution authorizing the repurchase of up to 40,000 shares of Company stock. Purchases are to be made, as conditions warrant, from time to time in the open market. The duration of the program is one year and the timing of purchases will depend on market conditions. “This authorization provides one more tool to help us prudently manage our capital,” said Dr. B. R. Bryant.

On July 14, 2006 Heritage Oaks Bancorp reported results for the second quarter of 2006. Net income increased 4% to $1.7 million, or $.25 per diluted share, compared to $1.6 million, or $.25 per diluted share in the second quarter a year ago. Revenues increased 8% to $7.8 million for the quarter from $7.1 million in the second quarter of 2005. Assets increased 4% to $520 million and net loans grew 7% to $386 million from year ago levels.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Heritage Oaks Bancorp within PSLRA's safe harbor provisions.

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NOTE: Transmitted on Primezone at 3:30 a.m. PDT on July 24, 2006.